Exhibit 99.1

Case 1:24 - mc - 00257 - AKH Document 58 Filed 06/24/25 Page 1 of 2

Case 1:24 - mc - 00257 - AKH Document 58 Filed 06/24/25 Page 2 of 2

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

FT GLOBAL CAPITAL, INC., Plaintiff, v. FUTURE FINTECH GROUP, INC., Defendant.	Case No. 1: 24-mc-00257-AKH

~~[PROPOSED]~~ ORDER APPROVING ISSUANCE
PURSUANT TO § 3(A)(10) OF THE SECURITIES ACT OF 1933

Upon the unopposed application of FT Global Capital, Inc. ("FT Global"), to which Defendant Future Fintech Group, Inc. ("Fintech") consents, for the approval of the issuance of certain shares of Fintech common stock (the "Settlement Shares") as exempt from registration requirements with the United States Securities and Exchange Commission (the "SEC") and without restrictive legends, pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended, 15 U.S.C. § 77c(a)(10) (the "1933 Act"), as described herein, and pursuant to the Settlement and Forbearance Agreement entered into as of June 17, 2025, between FT Global and Fintech (the "Settlement Agreement") and resolving this action. The Settlement Shares are as follows:

A. 340,000 shares of Fintech common stock to FT Global;

B. 60,000 shares of Fintech common stock to Olshan Frome Wolosky LLP;

C. 650,000 shares of Fintech common stock underlying a "Series A Right" for FT Global or its designee(s) to receive 650,000 shares of Fintech stock, exercisable no earlier than six (6) months after June 17, 2025; and

D. 650,000 shares of Fintech common stock a "Series B Right" for FT Global or its designee(s) to receive 650,000 shares of Fintech stock, exercisable no earlier than twelve (12) months after June 17, 2025.

The Court, upon the consent of all parties, having considered the terms and conditions of the issuance and/or transfer of the Settlement Shares pursuant to the Settlement Agreement, and after due deliberation and sufficient cause appearing therefor, GRANTS the consent motion. It is hereby

FOUND, DETERMINED, AND ORDERED THAT:

The issuance and/or transfer of the Settlement Shares to FT Global or its designee(s) (which include, without limitation, Olshan Frome Wolosky LLP), pursuant to the Settlement Agreement, is hereby approved as fair within the meaning of Section 3(a)(10) of the 1933 Act of 1933, and the Settlement Shares are exempt from registration with the SEC and shall be issued without any restrictive legends.

Dated: New York, New York
June 24, 2025

Hon. Alvin K. Hellerstein
United States District Judge